Exhibit 99.1

20 August 2019 US; 21 August 2019 Australia

Amcor reports fiscal 2019 full year results and provides outlook for fiscal 2020

CHICAGO and MELBOURNE, Australia — Amcor plc (NYSE: AMCR, ASX: AMC) today reported results for the fiscal year ended 30 June 2019.

Highlights*

•                  GAAP net income of $430.2 million; Cash flow from operating activities of $776.1 million;

•                  Adjusted EBIT of $1,075.4 million, up 5.7% in constant currency terms;

•                  Adjusted net income of $729.5 million, up 9.0% in constant currency terms;

•                  Adjusted cash flow after dividends of $192.7 million;

•                  2019 total dividend increased to 45.5 US cents per share, including 12.0 US cents per share dividend declared today;

•                  All-stock Bemis acquisition completed 11 June 2019 and $180 million of pre-tax cost synergies over three years reconfirmed; and

•                  Proceeds from required divestments to drive shareholder value through a $500 million share buy-back and $50 million in strategic investments to advance Amcor’s sustainability agenda.

Amcor’s CEO Mr Ron Delia said: “2019 was a transformative year for Amcor, marked by the successful completion of the Bemis acquisition and our listing on the New York Stock Exchange.  The integration of Bemis is well underway and we remain confident in our ability to deliver $180 million of pre-tax cost synergies by the end of the 2022 fiscal year.”

“The legacy Amcor business performed well during the 2019 financial year, delivering results right in line with expectations and building momentum in several areas including safety, sales and working capital.  Overall, Amcor delivered net income growth of 9% in constant currency terms with good performance in both the Rigid Packaging and Flexibles reporting segments.”

“Our financial profile is strong and will be enhanced as we deliver financial benefits from the Bemis acquisition and continued organic growth across the business.   Amcor’s capacity to drive shareholder returns is evident in the initiatives announced today including increasing the dividend, returning $500 million to shareholders through a share buy-back and investing at least $50 million in strategic projects to accelerate our sustainability agenda.”

“Today, Amcor is the global leader in consumer packaging with a unique combination of talented people, differentiated capabilities, scale and global reach.  These are powerful competitive advantages that enable us to better serve our customers and to develop and deliver packaging that best protects the environment.”

Key financials*

GAAP results	FY18 USD million	FY19 USD million
Net sales	9,319.1	9,458.2
Net income	575.2	430.2
EPS (US cents)	49.4	36.3
Cash flow from operating activities	871.4	776.1

Adjusted non-GAAP results	FY18 USD million	FY19 USD million	Reported r%	Currency impact r%	Constant Currency r%
Sales	9,319.1	9,458.2	1.5	(4.0)	5.5
EBITDA	1,389.9	1,393.9	0.3	(3.8)	4.1
EBIT	1,056.4	1,075.4	1.8	(3.9)	5.7
Net income	697.3	729.5	4.6	(4.4)	9.0
Free cash flow (before dividends)	643.4	733.4
Cash flow after dividends	116.6	192.7

*GAAP earnings reflects earnings for the legacy Amcor business plus earnings for the legacy Bemis business since 11 June 2019.  Adjusted non-GAAP measures exclude items which management considers are not representative of ongoing operations.  Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under “Presentation of non-GAAP financial information” and in the tables included in this release.  All amounts referenced throughout this document are in US dollars unless otherwise indicated.

Bemis acquisition update

On 11 June 2019, the acquisition of Bemis Company, Inc. was completed.  Under the terms of the agreement announced on 6 August 2018, the all-stock acquisition was effected at a fixed exchange ratio of 5.1 Amcor shares for each Bemis share.

This strategic combination establishes Amcor as the global leader in consumer packaging with a comprehensive global footprint, scale in every region and industry leading R&D capabilities.  Combined, these unique characteristics provide substantial differentiation in the packaging industry and underpin a stronger value proposition for shareholders, customers, employees and the environment.

Operating performance and contribution to earnings

During the June 2019 quarter, the legacy Bemis businesses demonstrated similar financial performance to the previous three quarters, with the exception of the business in Latin America which delivered a marginal loss in the June 2019 quarter.

Included in Amcor’s results for the 2019 fiscal year are sales of $215.4 million, adjusted EBIT of $22.7 million and adjusted net income of $14.3 million generated by the legacy Bemis business since 11 June 2019.  Sales, adjusted EBIT and adjusted net income for the legacy Amcor business were therefore $9,242.8 million, $1,052.7 million and $715.2 million respectively.  Cash flow after dividends for the legacy Amcor business was $206.6 million

Integration and synergies

Amcor has commenced the 2020 fiscal year on track to achieve the previously announced synergy benefits of $180 million (pre-tax) by the end of the 2022 fiscal year, with $65 million of those benefits expected in the 2020 fiscal year.  Since completion, the integration teams have been focused on capturing the cost synergies and current progress is in line with our expectations.  Given the 11 June 2019 transaction closing date, there were no material synergy benefits included in Amcor’s financial result for the 2019 fiscal year.

Total cash integration costs are expected to be $150 million, with approximately $100 million expected to be incurred in the 2020 fiscal year.

Redeployment of proceeds from required divestments

As previously announced, Amcor was required to divest flexible packaging plants in Europe and the United States in order to secure anti-trust approval for the Bemis acquisition.  Combined after tax proceeds from the sale of these assets were approximately $550 million.

Given Amcor’s strong balance sheet and capacity to generate higher levels of free cash flow as the financial benefits from the Bemis acquisition are delivered, the Company is positioned to redeploy the proceeds from these divestments while maintaining the ability to invest in organic growth and acquisitions as well as maintaining strong investment grade credit metrics.

The divestment proceeds will be used to drive shareholder returns through two initiatives announced today:

$500 million on-market share buy-back

The Amcor Board of Directors has approved a $500 million on-market buy-back of ordinary shares and Chess Depositary Instruments (CDIs).  Amcor intends to repurchase its ordinary shares on the New York Stock Exchange (NYSE) and CDIs on the Australian Securities Exchange (ASX) in proportion to the number of shares and CDIs currently on issue.

Strategic investments to further advance Amcor’s sustainability agenda

Amcor has committed to invest at least $50 million in strategic projects to further advance our sustainability agenda and accelerate progress towards the company’s 2025 goals, announced in January 2018:

•                  to make all our packaging reusable or recyclable;

•                  to increase use of post consumer recycled material; and

•                  to collaborate with others to increase rates of recycling worldwide.

The additional strategic investments will fund a range of initiatives including research and development infrastructure,  manufacturing equipment, extensions to Amcor’s current partnership network, and investments in open innovation.

2019 financial results

Segment information

	FY18				FY19
	Net sales USDm	Adjusted EBIT USDm	Adjusted EBIT / Sales %	Adjusted EBIT / average funds employed %	Net sales USDm	Adjusted EBIT USDm	Adjusted EBIT / Sales %	Adjusted EBIT / average funds employed %
Flexibles	6,534.6	801.3	12.3	22.9	6,566.7	817.2	12.4	20.8
Rigid Packaging	2,787.5	298.3	10.7	16.2	2,892.7	308.2	10.7	16.8
Other	(3.0)	(43.2)			(1.2)	(50.0)
Total Amcor	9,319.1	1,056.4	11.3	19.5	9,458.2	1,075.4	11.4	18.7

Flexibles

	FY18 USD million	FY19 USD million	Reported r%	Currency impact r%	Constant Currency r%
Sales	6,534.6	6,566.7	0.5	(4.9)	5.4
Adjusted EBIT	801.3	817.2	2.0	(4.7)	6.7
Adjusted EBIT / sales %	12.3	12.4
Adjusted EBIT / average funds employed %	22.9	20.8

Net sales increased by 5.4% in constant currency terms, of which 3.3% reflects additional sales from the legacy Bemis business since 11 June 2019.   Excluding sales from the legacy Bemis business, net sales increased by 2.1% in constant currency terms which includes a 0.9% favourable impact from the pass through of higher raw material costs.

Adjusted EBIT of $817.2 million was 6.7% higher than last year in constant currency terms, of which 3.2% reflects additional adjusted EBIT from the legacy Bemis business since 11 June 2019.  Excluding the legacy Bemis business, adjusted EBIT increased by 3.5% in constant currency terms which includes approximately $8 million of benefits from businesses acquired in prior periods net of lower full year earnings from healthcare plants divested in the United States in June 2019.  Organic growth primarily reflects a combination of higher sales and strong operating cost performance, the final benefits from legacy Amcor restructuring initiatives of approximately $9 million and a benefit of approximately $5 million from the normal time lag in recovering higher raw material costs.

Regional performance(1)

Sales increased in Europe across a range of end markets including healthcare, pet care, coffee and ready meals and earnings benefited from prior period restructuring initiatives.  Product mix mainly within the snacks and confectionary and fresh food end markets was unfavourable and operating costs in healthcare plants increased in order to meet stronger than expected sales growth.

In the Americas region, sales were higher than last year in constant currency terms with continued strong growth in the healthcare business.  Earnings also benefited from additional contributions from businesses acquired in prior periods net of lower full year earnings from the plants divested in the United States in June 2019.

In the Asia Pacific region, sales were higher than last year in constant currency terms mainly driven by growth across the emerging markets.  Operating and overhead cost performance across the region was significantly better than last year and included benefits from prior period cost savings initiatives.

Sales generated from specialty folding carton products were higher than the prior year in constant currency terms, with good growth experienced in the Asia and Americas regions.  Earnings benefited from continued growth within reduced risk product categories in Europe and Asia and strong plant cost performance.

(1)         Commentary relates to the legacy Amcor business only.

Rigid Packaging

	FY18 USD million	FY19 USD million	Reported r%	Currency impact r%	Constant Currency r%
Sales	2,787.5	2,892.7	3.8	(1.6)	5.4
Adjusted EBIT	298.3	308.2	3.3	(1.5)	4.8
Adjusted EBIT / sales %	10.7	10.7
Adjusted EBIT / average funds employed %	16.2	16.8

Net sales increased by 5.4% in constant currency terms which includes a 3.7% favourable impact from the pass through of higher raw material costs.

Adjusted EBIT of $308.2 million was 4.8% higher than last year in constant currency terms which reflects higher volumes, favourable product mix and benefits from restructuring initiatives of approximately $8 million.

Adjusted EBIT margins, excluding the sales revenue impact from passing on higher raw material costs, expanded by approximately 40 bps compared with last year, driven by better mix.

In North America, beverage volumes were 1% higher than the same period last year.  Product mix was favourable with hot fill container volumes 7% higher, while combined preform and cold fill container volumes were 4% lower than the prior year.  Volume growth across smaller regional customers continued to be strong throughout the year.  Acquisition benefits in the specialty container business were offset by disappointing cost performance in two plants and the closures business was negatively impacted by start up costs at the recently commissioned plant in Mexico.

In Latin America, volumes were 3% higher than last year, inclusive of lower volumes in Argentina where economic conditions adversely impacted consumer demand through the period.  Excluding Argentina, volumes were approximately 10% higher than last year, reflecting strong growth in Mexico, Colombia and Brazil.  The business also did an outstanding job of managing cost inflation through the year.

Restructuring initiatives

As announced on 21 August 2018, a restructuring program in the Rigid Packaging reporting segment commenced in the 2019 fiscal year which includes investments to optimise the manufacturing footprint, improve productivity and reduce overhead costs.

Full run rate benefits are now expected to be $20 to $25 million (previously $15 to $20 million) by the end of the 2021 fiscal year, representing a return of around 40% on the total cash investment of approximately $60 to $65 million, of which $33 million was incurred in the current fiscal year.  Excellent progress has been made, and adjusted EBIT for the year ended 30 June 2019 includes a benefit of approximately $8 million.

Total after-tax costs are expected to be between $70 million and $80 million (pre-tax $90 million and $95 million).  Of this amount, approximately $53 million (pre-tax $64 million) was recognised in the 2019 fiscal year and is excluded from adjusted EBIT.

Other

Adjusted EBIT	FY18 USD million	FY19 USD million
Equity earnings in affiliates, net of tax	19.0	18.1
General corporate expenses	(62.2)	(68.1)
Total Other	(43.2)	(50.0)

General corporate expenses of $68.1 million were $5.9 million higher than last year, including $2.8 million of additional costs from the legacy Bemis business since 11 June 2019.

Net interest and income tax expense

Net interest expense for the year ended 30 June 2019 was $191.1 million, a $5.8 million decrease from the $196.9 million incurred in the prior period.

GAAP income tax expense for the year ended 30 June 2019 was $171.5 million and $118.8 million in the prior period.  Excluding amounts related to non-GAAP adjustments, adjusted income tax expense for the year ended 30 June 2019 was $148.3 million, in line with $150.8 million in the prior period.  The adjusted effective tax rate of approximately 17% for the current year was in line with expectations and compares with approximately 17.5% last year.

Cash flow and balance sheet

Adjusted free cash flow (before dividends) was $733.4 million and $90.0 million higher than the prior year primarily due to lower capital expenditure and strong working capital performance.   The average working capital to sales performance for the legacy Amcor business was outstanding at 9.0%, compared with 10.6% last year.

Net debt was $5,502 million at 30 June 2019.  The increase of $1,274 million compared with last year was mainly driven by the addition of the legacy Bemis debt facilities.

Leverage, measured as adjusted net debt divided by adjusted combined EBITDA, was 2.7 times at 30 June 2019.

Dividend

The Amcor Board of Directors today declared a June 2019 quarterly cash dividend of 12.0 US cents per share.  Combined with dividends previously declared and paid in relation to the 2019 fiscal year, the total 2019 financial year dividend is 45.5 US cents per share.

The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE.  Holders of CDIs trading on the ASX will receive an unfranked dividend of 17.725 Australian cents which reflects the quarterly dividend of 12.0 US cents per share converted at an average AUD:USD exchange rate of 0.6770 over the five trading days ended 13 August 2019.

The ex-dividend date will be 10 September 2019, the record date will be 11 September 2019 and the payment date will be 8 October 2019.  Amcor has received a waiver from the ASX’s settlement operating rules, which will allow Amcor to defer processing conversions between its ordinary share and CDI registers from 10 September 2019 to 11 September 2019 inclusive.

Going forward, the Board intends to declare dividends on a quarterly basis.

Supplemental Unaudited Combined Amcor and Bemis 2019 Financial Information

The supplemental Unaudited Combined Financial Information reflects estimates for Amcor as if the Bemis acquisition took effect on 1 July 2018.

Key combined financial measures and ratios(1)

	Amcor(2)	Bemis(3)	Adjustments(4)	Combined results
Net sales ($ million)	9,458.2	3,798.2	(284.1)	12,972.3
Adjusted EBITDA ($ million)	1,393.9	549.9	(64.9)	1,878.9
Adjusted EBIT ($ million)	1,075.4	405.0	(47.8)	1,432.6
Adjusted Net income ($ million)	729.5	257.9	(40.3)	947.1
Adjusted EPS (US cents)				58.2
Cash flow after dividends ($ million)	192.7	101.1	(16.7)	277.1
Leverage, times (adjusted net debt(5) / Adjusted EBITDA)				2.7
Adjusted EBIT / sales %				11.0
Adjusted EBIT / average funds employed(6) %				13.0

(1)         Further details related to non-GAAP measures are presented below and reconciliations to GAAP measures can be found in the attached schedules.

(2)         Amcor adjusted financial result as presented throughout this document and includes adjusted result from the legacy Bemis business from 11 June 2019.

(3)         Adjusted financial result of the legacy Bemis business from 1 July 2018 to 10 June 2019.

(4)         Elimination of financial results attributable to flexible packaging plants in Europe and the United States which were required to be sold in order to secure anti-trust approval for the Bemis acquisition.

(5)         Net debt at 30 June 2019 reduced by $394 million of proceeds received during August 2019 related to the sale of flexible packaging plants in Europe.

(6)         Average funds employed includes shareholders equity and net debt, calculated using a four quarter average.

Unaudited Combined Segment Information

For segment reporting purposes, the legacy Bemis operating results (US Packaging, Latin America Packaging and Rest of World Packaging) are included in the Flexibles reporting segment.

	FY19
	Net sales USDm	Adjusted EBIT USDm	Adjusted EBIT / Sales %
Flexibles	10,080.6	1,238.6	12.3
Rigid Packaging	2,892.7	308.2	10.7
Other(1)	(1.0)	(114.2)
Combined	12,972.3	1,432.6	11.0

(1)         Other includes equity earnings in affiliates, net of tax of $18.1 million and General Corporate expenses of $132.3 million.

Guidance for 2020 fiscal year

The company expects 2020 to be a transition year as Amcor integrates the newly acquired Bemis business.  Given the complexities related to the simultaneous acquisition, divestment of certain healthcare plants required by regulators and balance sheet refinancing that are a direct result of the transaction, the company has elected to provide additional guidance metrics for the 2020 fiscal year.

For the 2020 fiscal year, the company expects:

•                  Adjusted constant currency EPS growth of approximately 5 to 10% compared with adjusted combined EPS of 58.2 US cents per share in the 2019 fiscal year.

•                  Assuming 2019 average exchange rates, this implies a constant currency EPS range of 61.0 to 64.0 US cents per share.

•                  This guidance range is inclusive of pre-tax synergy benefits associated with the Bemis acquisition of $65 million.

•                  Cash flow after dividends of between $200 to $300 million, which is after deducting approximately $100 million of cash integration costs.

•                  The additional guidance metrics for the 2020 fiscal year are:

•                  General corporate expenses in a range of $160 to $170 million in constant currency terms;

•                  Net interest costs in a range of $230 to $250 million in constant currency terms; and

•                  Adjusted effective tax rate range of 21 to 23 percent.

Conference call

Amcor is hosting a conference call with investors and analysts to discuss these results today, Tuesday 20 August 2019 at 6.00 pm US Eastern Daylight Time / Wednesday 21 August 2019 at 8.00 am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.

Those wishing to access the call should use the following toll-free numbers, with the Conference ID 9685516:

•                  US & Canada – 866 211 4133

•                  Australia – 1800 287 011

•                  United Kingdom – 0800 051 7107

•                  Singapore – 800 852 6506

•                  Hong Kong – 800 901 563

From all other countries, the call can be accessed by dialling +1 647 689 6614 (toll).

A replay of the audiocast will also be available on www.amcor.com following the call.

About Amcor

Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home- and personal-care, and other products.  Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve value chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using a rising amount of recycled content. Around 50,000 Amcor people generate US$13 billion in sales from operations that span about 250 locations in 40-plus countries.  NYSE: AMCR; ASX: ASC

www.amcor.com  |  LinkedIn  |  Facebook  |  Twitter  |  YouTube

For further information please contact:

Investors Tracey Whitehead Head of Investor Relations Amcor +61 3 9226 9028 tracey.whitehead@amcor.com Liz Cohen Kekst CNC +1 212 521 4845 liz.cohen@kekstcnc.com	Media – Australia James Strong Citadel-MAGNUS +61 448 881 174 jstrong@citadelmagnus.com	Media – Europe Ernesto Duran Head of Global Communications Amcor +41 78 698 69 40 ernesto.duran@amcor.com	Media – North America Daniel Yunger Kekst CNC +1 212 521 4879 daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom

UK Overseas Company Number: BR020803

Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey

Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Amcor plc (“Amcor”) has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor, as applicable, are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause results to differ from expectations include, but are not limited to: failure to realize the anticipated benefits of the acquisition of Bemis Company, Inc. (“Bemis”), and the cost synergies related thereto;  failure to successfully integrate Bemis’ business and operations in the expected time frame or at all; integration costs related to the acquisition of Bemis; the loss of key customers or a reduction in production requirements of key customers; fluctuations in consumer demand patterns; significant competition in the industires and regions in which Amcor operates; Amcor’s inability to expand its business; the potential loss of intellectual property rights; price fluctuations or shortages in the availability of raw materials, energy and other inputs; disruptions to production and supply; costs and liabilities related to current and future environmental, health and safety regulations; the possibility of labor disputes; uncertainties related to future dividend payments and share buy-backs; fluctuations in our credit ratings; other risks related to the business, including the effects of industry, economic or political conditions, legal and regulatory proceedings, interest rates, exchange rates and international operations; disruptions to the financial or capital markets; and other risks and uncertainties discussed in Amcor’s disclosures to the Australian Securities Exchange (“ASX”), including the “2018 Principal Risks” section of Amcor’s Annual Report 2018; and other risks and uncertainties discussed in Amcor and Bemis’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of Amcor’s Registration Statement on Form S-4 filed on March 25, 2019 and the “Risk Factors” section of Bemis’ annual report on Form 10-K for the fiscal year ended December 31, 2018. You can obtain copies of Amcor’s disclosures to the ASX for free at ASX’s website (www.asx.com.au). You can obtain copies of Amcor and Bemis’ filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

On-market share buy-back

Under the buy-back, any repurchases will be effected in accordance with Amcor plc’s general authority to repurchase shares and CDIs established and in accordance with all relevant legal and regulatory requirements.  Management has not set a time limit for completing the buy-back, the company is not obliged to make any repurchases and the buy-back may be suspended for periods or discontinued at any time.

Amcor and Bemis combination

On 11 June 2019, the all-stock acquisition of Bemis Company, Inc. was completed under the terms of the agreement announced on 6 August 2018. Pursuant to that agreement, Bemis shareholders received 5.1 Amcor shares for each Bemis share held and Amcor Limited shareholders received one Australian Securities Exchange listed CHESS Depositary Instrument for each share held.  As a result of these share exchanges, the assets of both Amcor Limited and Bemis were merged into Amcor, and Amcor was determined to be the acquirer for accounting purposes.  As a result, the historical financial statements of Amcor, prepared under U.S. generally accepted accounting principles (“U.S. GAAP”), for the periods prior to the combination are considered to be the historical financial statements of Amcor Limited.

Basis of Preparation of Supplemental Unaudited Combined Financial Information

In order to provide the most meaningful comparison of results of operations and results by reporting segment, the Company has included Supplemental Unaudited Combined Financial Information, which combines Amcor and Bemis historical operating results and has been prepared to illustrate the effects of the combination, assuming the combination had been consummated on 1 July 2018. The Supplemental Unaudited Combined Financial Information includes adjustments for (1) accounting policy alignment, (2) elimination of the effect of events that are directly attributable to the combination (e.g., one-time transaction costs), (3) elimination of the effect of consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the transaction, and (4) items which management considers are not representative of ongoing operations. The Supplemental Unaudited Combined Financial Information does not include the preliminary purchase accounting impact, which has not been finalised at the date of the release and does not reflect any cost or growth synergies that Amcor may achieve as a result of the transaction, future costs to combine the operations of Amcor and Bemis or the costs necessary to achieve any cost or growth synergies. The Supplemental Unaudited Combined Financial Information has been presented for informational purposes only and is not necessarily indicative of what Amcor’s results of operations actually would have been had the combination been completed as of 1 July 2018, nor is it indicative of the future operating results of Amcor. The Supplemental Unaudited Combined Financial Information should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Amcor and Bemis periodic reports, as available.  For avoidance of doubt, the Supplemental Unaudited Combined Financial Information is not intended to be, and was not, prepared on a basis consistent with the unaudited condensed combined financial information in Amcor’s Registration Statement on Form S-4 filed March 25, 2019 with the SEC (the “S-4 Pro Forma Statements”), which provides the pro forma financial information required by Article 11 of Regulation S-X. For instance, the Supplemental Unaudited Combined Financial Information does not give effect to the combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Amcor treated as the legal and accounting acquirer. The Supplemental Unaudited Combined Financial Information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the combination, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Amcor and Bemis. More specifically, other than excluding Amcor’s divested plants and one-time transaction costs, the Supplemental Unaudited Combined Financial Information does not reflect the types of pro forma adjustments set forth in S-4 Pro Forma Statements. Consequently, the Supplemental Unaudited Combined Financial Information is intentionally different from, but does not supersede, the pro forma financial information set forth in S-4 Pro Forma Statements.

Presentation of non-GAAP financial information

Included in this announcement are measures of financial performance that are not calculated in accordance with U.S. GAAP.  These measures include adjusted EBITDA (calculated as earnings before interest, tax, depreciation and amortisation), adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow, adjusted cash flow after dividends, net debt and the Supplemental Unaudited Combined Financial Information including adjusted earnings before interest, tax, amortisation and depreciation, adjusted earnings before interest and tax, and adjusted earnings per share and any ratios related thereto.  In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

•                  material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations and any other qualifying costs related to the restructuring plan;

•                  earnings from discontinued operations and any associated profit on sale of businesses or subsidiaries;

•                  consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;

•                  impairments in goodwill and equity method investments;

•                  material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees and integration costs;

•                  material purchase accounting adjustments for inventory;

•                  amortization of acquired intangible assets from business combinations;

•                  impact of economic net investment hedging activities not qualifying for hedge accounting;

•                  payments or settlements related to legal claims; and

•                  impacts from hyperinflation accounting.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor also evaluates performance on a constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP.   The company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets and certain tax related events.  These items are uncertain, depend on various factors and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

U.S. GAAP condensed consolidated statement of income

	Year ended 30 June
(USD million)	2018	2019
Net sales	9,319.1	9,458.2
Cost of sales	(7,462.3)	(7,659.1)
Gross profit	1,856.8	1,799.1
Selling, general and administrative expenses	(793.2)	(999.0)
Research and development costs	(72.7)	(64.0)
Restructuring and other costs	(40.2)	(130.8)
Other income, net	43.2	186.4
Operating income	993.9	791.7
Interest expense, net	(196.9)	(191.1)
Other non operating income (expense)	(74.1)	3.5
Income from continuing operations before income taxes	722.9	604.1
Income tax expense	(118.8)	(171.5)
Equity in earnings of affiliates, net of tax	(17.5)	4.1
Income from continuing operations	586.6	436.7
Income/(loss) from discontinued operations, net of tax(1)	—	0.7
Net income	586.6	437.4
Net income attributable to non controlling interests	(11.4)	(7.2)
Net income attributable to Amcor plc	575.2	430.2
USD:EUR FX rate	0.8383	0.8767
Basic earnings per share attributable to Amcor	49.7	36.4
Diluted earnings per share attributable to Amcor	49.4	36.3
Weighted average number of shares outstanding — Basic	1,154.4	1,180.3
Weighted average number of shares outstanding - Diluted	1,161.7	1,183.8

Included in Amcor’s U.S. GAAP results for the year ended 30 June 2019, are the following contributions from the legacy Bemis business since 11 June 2019:

USD million
Net sales	215.4
Operating income	(10.4)
Net income	(13.1)

(1)         Represents income generated from three former Bemis plants located in the United Kingdom and Ireland since 11 June 2019.  Amcor announced the disposal of these assets to Kohlberg & Company on 25 June 2019 and the transaction closed on 8 August 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on 11 February 2019.

U.S. GAAP condensed consolidated statement of cash flows

	Year ended 30 June
(USD million)	2018	2019
Net income	586.6	437.4
Depreciation, amortisation and impairment	357.1	453.0
Changes in working capital	(122.5)	6.7
Other non-cash items	50.2	(121.0)
Net cash provided from operating activities	871.4	776.1
Purchase of property, plant and equipment and other intangible assets	(365.0)	(332.2)
Business acquisitions, net of acquired cash and investments in affiliated companies	(13.2)	41.9
Proceeds from sale of property, plant and equipment and other intangible assets	137.0	84.7
Proceeds from sale of affiliated companies and subsidiaries	—	216.3
Net debt (repayments)/proceeds	34.3	(57.8)
Dividends	(526.8)	(679.7)
Other, including effects of exchange rate on cash	(78.4)	(68.5)
Net increase/(decrease) in cash and cash equivalents	59.3	(19.2)
Cash and cash equivalents at the beginning of the period	561.5	620.8
Cash and cash equivalents at the end of the period	620.8	601.6

U.S. GAAP condensed consolidated balance sheet

(USD million)	30 June 2018	30 June 2019
Cash and cash equivalents	620.8	601.6
Receivables	1,379.0	1,864.3
Inventories	1,358.8	1,953.8
Assets held for sale(1)	—	416.1
Property, plant and equipment	2,698.5	3,975.0
Goodwill and intangible assets	2,381.4	7,462.8
Other assets	619.0	891.4
Total assets	9,057.5	17,165.0
Payables	1,861.0	2,303.4
Short term debt and current portion of long term debt	2,157.9	794.2
Long term debt	2,690.4	5,309.0
Liabilities held for sale(1)	—	20.9
Accruals and other liabilities	1,652.8	3,062.8
Shareholders equity	695.4	5,674.7
Total liabilities and shareholders equity	9,057.5	17,165.0

(1)         Represents the net asset value related to three former Bemis plants located in the United Kingdom and Ireland.  Amcor announced the disposal of these assets to Kohlberg & Company on 25 June 2019 and the transaction closed on 8 August 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on 11 February 2019.

Reconciliation of non-GAAP measures

Reconciliation of adjusted Earnings before interest, tax, depreciation and amortisation (EBITDA), Earnings before interest and tax (EBIT), Net income and Earnings per share (EPS)

	Year ended 30 June 2018				Year ended 30 June 2019
(USD million)	EBITDA	EBIT	Net income	EPS (cents)	EBITDA	EBIT	Net income	EPS (cents)
Net income attributable to Amcor	575.2	575.2	575.2	49.4	430.2	430.2	430.2	36.3
Net income attributable to non controlling interests	11.4	11.4			7.2	7.2
(Income) / loss from discontinued operations	—	—			(0.7)	(0.7)
Tax expense	118.8	118.8			171.5	171.5
Interest expense, net	196.9	196.9			191.1	191.1
Depreciation and amortisation	352.7				349.6
EBITDA, EBIT, Net income and EPS	1,255.0	902.3	575.2	49.4	1,148.9	799.3	430.2	36.3
Material restructuring and related costs	14.4	14.4	14.4	1.2	64.1	64.1	64.1	5.4
Impairment in equity method investments	36.5	36.5	36.5	3.1	14.0	14.0	14.0	1.2
Net investment hedge not qualifying for hedge accounting	83.9	83.9	83.9	7.2	(1.4)	(1.4)	(1.4)	(0.1)
Material transaction and other costs(1)	—	—	—	—	143.1	143.1	143.1	12.1
Material impact of hyperinflation	—	—	—	—	30.2	30.2	30.2	2.6
Net legal settlements	—	—	—	—	(5.0)	(5.0)	(5.0)	(0.4)
Amortisation of acquired intangibles	—	19.3	19.3	1.7	—	31.1	31.1	2.6
Tax effect of above items			(32.0)	(2.7)			23.2	2.0
Adjusted EBITDA, EBIT, Net income and EPS	1,389.8	1,056.4	697.3	60.0	1,393.9	1,075.4	729.5	61.6

(1)         Includes costs associated with the Bemis acquisition.

Reconciliation of adjusted EBIT by reporting segment

	Year ended 30 June 2018				Year ended 30 June 2019
(USD million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				575.2				430.2
Net income attributable to non controlling interests				11.4				7.2
(Income) / loss from discontinued operations				—				(0.7)
Tax expense				118.8				171.5
Interest expense, net				196.9				191.1
EBIT	772.8	293.1	(163.6)	902.3	800.7	209.1	(210.5)	799.3
Material restructuring and related costs	14.4	—	—	14.4	—	64.1	—	64.1
Impairment in equity method investments	—	—	36.5	36.5	—	—	14.0	14.0
Net investment hedge not qualifying for hedge accounting	—	—	83.9	83.9	—	—	(1.4)	(1.4)
Material transaction and other costs	—	—	—	—	(12.8)	3.0	152.9	143.1
Material impact of hyperinflation	—	—	—	—	3.5	26.7	—	30.2
Net legal settlements	—	—	—	—	—	—	(5.0)	(5.0)
Amortisation of acquired intangibles	14.1	5.2	—	19.3	25.8	5.3	—	31.1
Adjusted EBIT	801.3	298.3	(43.2)	1,056.4	817.2	308.2	(50.0)	1,075.4
Adjusted EBIT / sales %	12.3	10.7		11.3	12.4	10.7		11.4
Averaged funds employed(2) (last 12 months)	3,492	1,843		5,419	3,933	1,830		5,738
Adjusted EBIT / average funds employed %	22.9	16.2		19.5	20.8	16.8		18.7

(1)         Other includes equity earnings in affiliates, net of tax and General corporate expenses.

(2)         Average funds employed includes shareholders equity and net debt, calculated using a 12 month average.

Reconciliation of adjusted free cash flow and cash flow after dividends

(USD million)	30 June 2018	30 June 2019
Net cash provided from operating activities	871.4	776.1
Net capital expenditure	(228.0)	(247.5)
Material transaction related costs(1)	—	204.8
Adjusted free cash flow (before dividends)(2)	643.4	733.4
Dividends	(526.8)	(679.7)
Add back pro-rata dividend payment(3)	—	139.0
Adjusted cash flow after dividends(2)	116.6	192.7

(1)         Transaction costs related to the Bemis acquisition.

(2)         Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business. Cash flow after dividends excludes material transaction related costs and payment of pro-rata dividends because these cash flows are not considered to be directly related to the underlying business and/or are non-recurring.

(3)         Amcor paid a pro-rata dividend of 12.0 US cents per share on 13 May 2019 to cover the March 2019 quarter.  This pro-rata dividend aligned the period over which dividends had been paid to Amcor and Bemis shareholders prior to completion of the acquisition.

Reconciliation of net debt

(USD million)	30 June 2018	30 June 2019
Cash and cash equivalents	(620.8)	(601.6)
Short term debt	1,173.8	788.8
Current portion of long term debt	984.1	5.4
Long term debt excluding current portion of long term debt	2,690.4	5,309.0
Net debt	4,227.5	5,501.6
Proceeds from sale of businesses(1)	—	(394.0)
Adjusted net debt	4,227.5	5,107.6

(1)         Proceeds received on 8 August 2019 related to the sale of flexible packaging plants in Europe.